Exhibit 99.1
Media Contact:
James Cooke
Commonwealth Creative Associates
(508) 620-6664
jamesc@commcreative.com

First Quarter Profits for CNB Financial Corp. Surpass $200,000

Assets Exceed $254 Million; Income Up 126% From Previous Year

Worcester, Mass. — May 10, 2006— CNB Financial Corp., (OTCBB:CFNA) the recently formed parent company for Commonwealth National Bank (Commonwealth), announced increased pre-tax earnings of $375,000 for the three months ended March 31, 2006. That contrasts with $166,000 for the same period in 2005. The 1st quarter 2006 financial results also denote the tenth consecutive quarter of profits for the four-year-old Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp.

Other highlights for the 1st quarter 2006 include:

▪	Net interest income for the 1st quarter equaled $2.2 million compared to $1.8 million for the same quarter 2005, a 22 % increase.
▪	After-tax profits were $216,000 for the quarter compared to $166,000 for the same period last year, a 30% increase.
▪	Total assets reached $254.2 million, 20% percent higher than the $211.6 million level on March 31st, 2005.
▪	Total loans equaled $183.9 million, a 16.5% percent hike since March 2005 while total deposits grew to $193.4 million, up 15.5% percent since March 2005.

The first-quarter 2006 results continue the trend of increasing assets and quarterly profits for Commonwealth, which opened for business in December of 2001. “We continue to grow and achieve success by offering a community-based banking option for Central Massachusetts,” said Commonwealth President and CEO Charles Valade, “The remainder of 2006 will see us strengthen our presence in the area of residential mortgage lending. A seasoned mortgaged professional, Mark LaMountain, was hired during the first quarter 2006 to lead this strategic initiative.”

Commonwealth plans to open its fifth branch on Grafton Street in Worcester this spring and its sixth branch in West Boylston later this summer.

About CNB Financial Corp. and Commonwealth National Bank

Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened in December 2001, was the first new bank to open in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has branches in Worcester at 33 Waldo Street and 1 West Boylston Street, 564 Main Street, Shrewsbury and 701 Church Street in Northbridge.

For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

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Certain statements in this press release, including statements regarding the anticipated development and expansion of the Bank’s business, and the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.